Exhibit 10.8

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER

CORTIGENT, INC. 2023 Omnibus Incentive Plan

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Cortigent, Inc. 2022 Omnibus Incentive Plan, as amended through the date hereof (the “Plan”), Cortigent, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock of the Company (the “Stock”).

1.           Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.           Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Dates specified in the following schedule provide that the Grantee remains in a Service Relationship with the Company or a Subsidiary on such Vesting Dates.

Incremental Percentage of Restricted Stock Units Vested	Vesting Date
1/4	1st anniversary of Grant Date
1/4	2nd anniversary of Grant Date
1/4 1/4	3rd anniversary of Grant Date 4th anniversary of Grant Date

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.           Termination of Service Relationship Following A Sale Event, or Upon Death or Disability. Upon termination of the Grantee’s Service Relationship within twelve (12) months following a Sale Event, either on an involuntary basis without Cause or on a voluntary basis with Good Reason, the Restricted Stock Units shall immediately vest. Moreover, upon termination of the Grantee’s Service Relationship due to death or Disability, the Restricted Stock Units shall immediately vest.

For purposes of this Agreement, “Good Reason” means, unless otherwise provided in an employment or other service agreement between the Company and the Grantee, (A) a material diminution in the Grantee’s base salary (unless applied proportionately to all similarly situated service providers), (B) a material diminution in the Grantee’s responsibility or authority, or (C) a change in the Grantee’s primary worksite to a location more than 50 miles from the Grantee’s primary worksite as of the Grant Date, in each case initiated by the Company, provided that the Grantee gives the Company written objection to the change within 30 days after it arises, the Company fails to reasonably remedy the Grantee’s objections within 30 days after being notified of them, and the Grantee voluntarily terminates Service within 90 days thereafter.

For purposes of this Agreement, “Cause” means, unless otherwise provided in an employment or other service agreement between the Company and the Grantee, a determination by the Administrator that the Grantee has been dismissed as a result of (i) any material breach by the Grantee of any agreement between the Grantee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Grantee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Grantee of the Grantee’s duties to the Company.

For purposes of this Agreement, “Disability” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Grantee, that the Grantee is unable to perform each of the essential duties of such the Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months, as determined by the Administrator.

4.           Other Terminations of Service Relationship. If the Grantee’s employment with the Company or a Subsidiary terminates for any other reason prior to the satisfaction of the vesting conditions set forth in Paragraphs 2 or 3 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

Upon termination for Cause (as defined below) of the Grantee’s employment, all Restricted Stock Units granted hereunder shall be forfeited, regardless of the Grantee’s period of employment following the Grant Date, and the Grantee shall have no further rights hereunder.

5.           Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than the end of the calendar year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraphs 2 or 3 of this Agreement and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Alternatively, the Administrator, in its sole discretion, may determine to settle the Award in cash, rather than Stock.

6.           Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7.           Tax Withholding. Unless the Grantee is a non-employee service provider, the Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Grantee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Grantee on account of such transfer. If the Administrator, in its sole discretion, chooses to settle the Award in cash, rather than Stock, the Administrator shall withhold from such cash settlement amount any Federal, state, and local taxes required by law to be withheld.

8.           Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

9.           No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s employment with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s employment with the Company or a Subsidiary at any time.

10.         Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11.         Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12.         Clawback.

(a)          In General. Notwithstanding anything to the contrary in this Agreement, this Agreement is expressly made subject to the terms of the clawback and forfeiture provisions set forth below and in the Plan. As a result, the Grantee may be required to forfeit the Restricted Stock Units and/or return to the Company any proceeds received in settlement thereof in the situations described below. The Grantee agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to the Grantee by the Company.

(b)          Restatement of Financial Statements. In the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Administrator determines that Grantee’s acts or omissions were a significant contributing factor to the need to issue such restatement and that all or any portion of the Restricted Stock Units, if the award was made prior to the restatement, would not have been awarded based upon the restated financial results, or that the Grantee derived more economic benefit from the Restricted Stock Units than would have occurred absent the financial statement errors, then the Grantee agrees to forfeit and return to the Company the portion (which may be all) of the Restricted Stock Units and/or any proceeds received in settlement thereof that the Administrator, in its discretion, determines to be appropriate.

(c)          Termination for Cause. In the event that (i) the Grantee’s employment is terminated by the Company for Cause, or (ii) following the termination of the Grantee’s employment, the Company is or becomes aware that the Grantee committed an act that would have given rise to a termination for Cause, then the Grantee agrees to forfeit to the Company all or part of the Restricted Stock Units and/or any proceeds received in settlement thereof, that the Administrator, in its discretion, determines to be appropriate.

(d)          Applicable Law or Company Policy. The Restricted Stock Units and/or any proceeds received in settlement thereof shall also be subject to forfeiture to the extent required by applicable law or Company policy.

13.         Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

[SIGNATURES ON FOLLOWING PAGE]

Cortigent, Inc.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

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